Exhibit 99.1

ICP Solar Enters Into New Financing Agreement
Investors to Supply Funds for Growth in 2010

MONTREAL, QUEBEC, CANADA – October 13, 2009 – ICP Solar Technologies Inc. (OTCBB: ICPR.OB, FRANKFURT: K1U.F), a developer and marketer of innovative, proprietary solar panels and products, announced that it has reached an agreement with its core investors to reinvest up to $800,000 over a six month period, beginning today, in the form of a one year loan bearing 11% coupon. This transaction will provide funding for the Company’s many new product introductions planned for the coming quarters.

"ICP Solar’s investors have once again pledged their support to the company and our strategic growth initiatives now underway," said Sass Peress, CEO. "Specifically, this financing will enable us to move forward with rapidly bringing our new Energizer® product line to market and bolster other efforts to strengthen the company’s industry position. We remain focused on top line growth, cost containment, and margin expansion. Our investors clearly understand ICP Solar’s improving business model and the goal of becoming cash-flow positive as soon as possible – which we see as achievable next year. I personally wish to thank our investors for their continued dedication to the future of ICP Solar."

About ICP Solar Technologies, Inc:

ICP Solar is a developer and marketer of solar panels, solar cell based products, solar monitoring software and solar power management solutions. Through the application of its own intellectual property and next-generation technologies, the Company aims to be the solar industry's innovation leader. For the past 20 years, ICP Solar has been a lead innovator in the consumer solar market and has now begun to apply that same innovation philosophy to the OEM, rooftop and power generation segment of the solar industry. ICP Solar's management has over 50 years of experience in the renewable energy sector. ICP Solar markets its products under its sunsei® brand and, in the solar charger category, is the North American licensee of the Coleman® brand as well as the global licensee of the Energizer® brand. ICP Solar is also helping the environment by offering these solar technologies and green solutions to the renewable energy sector. The company's headquarters are located in Montreal, Canada, with an R&D center in St. John’s Canada and additional locations in the USA, Ireland, France and the UK. Additional information may be found at www.icpsolar.com, www.sunsei.com, and www.sunsei.eu.

ICP Solar Technologies Inc.
Sass Peress, Chief Executive Officer
514-270-5770

Investor Relations:
Chris Witty
cwitty@darrowir.com
646-438-9385

This release may contain forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "expects," "plans," "estimates," "intends," "believes," "could," "might," "will" or variations of such words and phrases. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of ICP Solar Technologies Inc. to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties which are described under the caption "Note Regarding Forward-looking Statements" and "Key Information - Risk Factors" and elsewhere in ICP Solar Technologies Inc.’s Annual Report for the fiscal year ended January 31,2009, as filed on EDGAR at www.sec.gov. The risk factors identified in ICP Solar Technologies Inc. Annual Report are not intended to represent a complete list of factors that could affect ICP Solar Technologies Inc. Accordingly, readers should not place undue reliance on forward-looking statements. ICP Solar Technologies Inc. does not assume any obligation to update the forward-looking information contained in this press release.